Exhibit 10.68

XTANT MEDICAL HOLDINGS, INC.

664 Cruiser Lane

Belgrade, MT 59714

May 21, 2018

Michael Mainelli

11512 Amalfi Way

Estero, FL 33928

Re:	Engagement as Board Advisor

Dear Mike:

On behalf of the Board of Directors of Xtant Medical Holdings, Inc. (the “Company”), I am pleased to provide you with this letter memorializing our agreement to engage you to serve as an advisor to the Board of Directors (the “Board”) of the Company. This letter sets forth each of our respective rights and obligations with regard to such engagement.

Your specific duties shall be defined in a Scope of Work to be agreed upon between you and the Chairman of the Board, and such additional duties as may be requested from time to time by the Chairman of the Board. We anticipate that you will devote on average three days per week to your duties hereunder during the term of this letter. In all cases, you shall report only to and be under the supervision of the Chairman of the Board.

You shall be compensated at a rate of $2,600 per day, billed in half-day increments, which shall be payable monthly within fifteen (15) days of receipt of an invoice from you. In no event shall your compensation hereunder exceed $110,000. For the avoidance of doubt, this Engagement as a Board Advisor does not change your role and compensation as a member of the Board of Directors of the Company. You will not be eligible to serve on the Board’s Audit Committee during the term of your engagement hereunder, and you will resign from the Audit Committee.

The Company will reimburse you for all reasonable travel and other expenses incurred at the Company’s request by you in connection with the performance of your duties hereunder upon receipt of documentation therefor in accordance with the Company’s regular reimbursement procedures and practices in effect from time to time. Except as provided herein, the Company is not providing you any other or additional “fringe” benefits.

The term of your engagement shall commence on the date of this letter and shall continue for a period of three (3) months. The term may be renewed only upon the mutual written agreement of the Company and you. Your engagement and this letter may be terminated at any time by either party upon fifteen (15) days’ written notice to the other party. Upon termination you shall be entitled to your compensation earned prior thereto, and any unreimbursed expenses incurred prior to such termination date.

You shall not use for your personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than the Company, any “Confidential Information,” which term shall mean any information regarding the business methods, business policies, policies, procedures, techniques, research or development projects or results, historical or projected financial information, budgets, trade secrets, or other knowledge or processes of or developed by the Company or any names and addresses of customers or clients or any data on or relating to past, present or prospective customers or clients of the Company or any other confidential information relating to or dealing with the business operations or activities of the Company, made known to you or learned or acquired by you while engaged by the Company; provided, however, that Confidential Information shall not include information otherwise lawfully known generally by or readily accessible to the trade or the general public. At no time shall you, directly or indirectly, remove or cause to be removed from the premises of the Company or any subsidiary any memorandum, note, list, record, file, document or other paper, equipment or any like item relating to its business (including copies, extracts and summaries thereof) except in furtherance of the performance of your duties hereunder. The foregoing provisions of this paragraph shall apply during and after the period when you are engaged by the Company and shall be in addition to (and not a limitation of) any legally applicable protections of the Company’s interest in confidential information, trade secrets and the like.

As used in this letter, “Inventions” means any inventions, discoveries, improvements and ideas (whether or not they are in writing or reduced to practice) or works of authorship (whether or not they can be patented or copyrighted) that you make, author, or conceive (either alone or with others) and that both: (a) result from any work you perform for the Company; and (b) relate in any way to the Company’s business, products or services, past, present, anticipated or under development. You agree that all Inventions made by you during or within six months after the term of this letter will be the Company’s sole and exclusive property. You will assign (and you hereby assign) to the Company all of your rights to the Invention, any applications you make for patents or copyrights in any country, and any patents or copyrights granted to you in any country. You represent that, except as previously disclosed to the Company in writing, as of the date of this letter, you do not have any rights under, and will not make any claim against the Company with respect to, any inventions, discoveries, improvements, ideas or works of authorship which would be Inventions if made, conceived, authored or acquired by you during the term of this letter. To the extent that any Invention qualifies as “work made for hire” as defined in 17 U.S.C. § 101 (1976), as amended, such Invention shall constitute “work made for hire” and, as such, shall be the exclusive property of the Company.

Your engagement hereunder shall be as an independent contractor, and in no event shall you be deemed to be an employee of the Company.

This letter contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This letter may not be modified or amended other than by an agreement in writing.

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This letter shall be construed in accordance with the laws of the State of Delaware, without regard to the application of the principles of conflicts of laws of Delaware or any other jurisdiction.

This letter may be executed in counterparts, each of which will be deemed an original. The counterparts may be evidenced by facsimile or PDF and each such facsimile or PDF will be deemed an original, will be binding upon the parties for all purposes herein, and, together with any other counterpart, will constitute one and the same instrument.

I hope the above accurately captures the terms of our engagement. If so, please countersign this letter as indicated below indicating your agreement to be bound by the terms of this letter.

XTANT MEDICAL HOLDINGS, INC.

	By:	/s/ Jeff Peters
	Name:	Jeff Peters
	Title:	Chairman of the Board

Acknowledged and Agreed:

/s/ Michael Mainelli
Michael Mainelli

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